Exhibit 4.11
FIRST AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT
     This First Amendment to the Registration Rights Agreement (the “Registration Rights Agreement”) is executed effective as of February 15, 2008 (the “Effective Date”), by and among Toreador Resources Corporation, a Delaware corporation (the “Company”), Capital Ventures International (“Capital Ventures”) and Goldman, Sachs & Co. (“Goldman”).
WITNESSETH:
     A. Due to a change in Rule 144 promulgated pursuant to the 1933 Act, the Company, Capital Ventures and Goldman have agreed to enter into this amendment to the Registration Rights Agreement (the “Amendment”) to modify certain requirements of the Company under the Registration Rights Agreement.
     B. Section 11 of the Registration Rights Agreement permits the Registration Rights Agreement to be amended by the written consent of the Company and holders of two thirds of the Registrable Securities and provides that an amendment approved in accordance with Section 11 of the Registration Rights Agreement is binding on each of Capital Ventures, Goldman, SF Capital Partners Ltd., Old Lane, LP on behalf of Old Lane Cayman Master Fund, LP, Old Lane, LP on behalf of Old Lane HMA Master Fund, LP and Old Lane, LP on behalf of Old Lane US Master Fund, LP (collectively, the “Buyers”).
     C. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Registration Rights Agreement.
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company, Capital Ventures and Goldman hereby agree as follows:
     1. Amendments. Subject to the terms and conditions contained herein, the Registration Rights Agreement is hereby amended effective as of the Effective Date, in the manner provided in this Section 1.
          1.1 Amendment to Section 2(d). Section 2(d) of the Registration Rights Agreement is deleted in its entirety.
          1.2 Amendment to Section 3(a). Section 3(a) of the Registration Rights Agreement is amended to read in full as follows:
     The Company shall submit to the SEC, within five Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours after the submission of such request. The Company shall keep such Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the

Investors may sell all of the Registrable Securities covered by such Registration Statement pursuant to Rule 144(b)(1)(i) (or any successor thereto) promulgated under the 1933 Act or (ii) the date on which Investors shall have sold all the Registrable Securities covered by such Registration Statement (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.
          1.3 Effectiveness of Amendment. This Amendment shall be effective automatically and without the necessity of any further action by the Company or any Buyers when counterparts hereof have been executed by the Company, Capital Ventures and Goldman (which may include telecopy or other electronic transmission of a signed signature page of this Amendment).
     2. Miscellaneous.
          2.1 Counterparts. This Amendment may be executed in counterparts, and all signatories need not execute the same counterpart. Facsimiles or other electronic communications (e.g., pdf) shall be effective as originals.
          2.2 Complete Agreement. THIS AMENDMENT AND THE REGISTRATION RIGHTS AGREEMENT REPRESENT THE FINAL AGREEMENT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS WITH RESPECT TO THE SUBJECT MATTER OF THIS AMENDMNET AND THE REGISTRATION RIGHTS AGREEMENT.
          2.3 Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.
          2.4 Reference to Agreement. The Registration Rights Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof, are hereby amended so that any reference in such documents to the Registration Rights Agreement shall mean a reference to the Registration Rights Agreement as amended hereby.
          2.5 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
          2.6 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York in accordance with Section 12(d) of the Registration Rights Agreement.

     IN WITNESS WHEREOF, the signatories hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

TOREADOR RESOURCES CORPORATION
By:	/s/ Nigel Lovett
Nigel Lovett, President and Chief Executive
Officer

CAPITAL VENTURES INTERNATIONAL (Owner of 1,023,666 Registrable Securities)
By:	Heights Capital Management, Inc., its Authorized agent

By:	/s/ Martin Kobinger
Martin Kobinger, Investment Manager

GOLDMAN, SACHS & CO. (Owner of 1,066,666 Registrable Securities)
By:	/s/ Albert Dombrowski
Albert Dombrowski, Authorized Signatory

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